MUTUAL TERMINATION AND BENEFITS AGREEMENT

THIS AGREEMENT, dated as of the 18th day of January 1996, by and among AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION, a Michigan corporation (the "Company") , and JOSEPH J. MIGLORE ("Employee").

WITNESSETH:
WHEREAS, the Company and Employee are parties to (i) a certain Employment Agreement dated April 20, 1990, as amended by an Addendum to Employment Agreement dated November 25, 1992 (the "Employment Agreement") pursuant to which Employee has been employed as the President and Chief Executive Officer of the Company,(ii) a certain Management Retention Agreement dated
November 20, 1992 (the "Retention Agreement"), and (iii) a certain Split-Dollar Life Insurance Agreement dated January 21, 1994 ("Split-Dollar Agreement") and related Severance Compensation Agreement dated January 21, 1994 ("Related Agreement"); and

WHEREAS, the Company and Employee have carried on discussions and reached certain understandings concerning Employee's resignation as an employee and officer of the Company; and

WHEREAS, the Employment Agreement, the Retention Agreement, the Split-Dollar Agreement and the Related Agreement contain provisions concerning termination benefits in the event the Employee's employment is terminated under certain circumstances; and

WHEREAS, the Company and Employee desire to terminate and supersede the Employment Agreement, the Split-Dollar Agreement and the Related Agreement.

NOW, THEREFORE, in consideration of the premises, the agreements and understandings contained herein, and the payments to be made by the Company pursuant hereto, the Company and Employee mutually agree as follows:

  1. Resignation. Employee shall resign as an employee and officer of the Company, effective 11:59 a.m., January 28, 1996 (the "Effective Date"). The Employment Agreement, the Split-Dollar Agreement and the Related Agreement shall remain in full force and effect until the Effective Date. The Employment Agreement, the Split-Dollar Agreement and the Related Agreement, and all other agreements, commitments and understandings between the Company and Employee, whether oral or written, shall terminate and end as of the Effective Date; provided, however, that the Retention Agreement shall continue and be operative in accordance with Section 4 (vii) thereof with respect to any change of control (as defined in the Retention Agreement) as may occur during the nine-month period referred to therein. Employee shall simultaneously resign as trustee or committee member of any Company-sponsored benefit plan, effective as of the Effective Date.

  2. Payments and Benefits. In consideration of the agreements and undertakings of Employee contained herein, and in full accord, satisfaction and discharge of any and all obligations, agreements
(including the Employment Agreement), commitments and understandings, the Company shall:

    a. On the later of (i) January 29, 1996; or (ii) the day following the expiration of the seven-day period referred to in Paragraph 11 hereof (the "Payment Date"), pay Employee the sum of $402,000, less any taxes and other deductions required to be withheld by law.

    b. For the period commencing on the Effective Date and ending January 28, 1997 (the "Payment Period") , provide Employee and his family with the full health, dental and group life and accident (but excluding the existing split-dollar life policy) insurance benefits presently made available by the Company to the Employee in accordance with the Employment Agreement; provided, however, the amount of such payments shall be reduced to reflect any duplicative benefits provided by a successor employer of Employee.

  3. Options; SARS. The following agreements are made with respect to options theretofore or hereby issued to Employee:

    a. Any options issued to Employee under the Company's 1984 or 1993 Stock Incentive Plan (the "Plan") which are vested and outstanding on the Effective Date shall be exercisable for the period following the Effective Date equal to the period provided in the respective Stock Option Agreements by which such options were issued to Employee for exercise of vested options following termination of employment.

    b. Effective as of the Payment Date, the Company shall grant Employee stock appreciation rights on 20,000 shares of the Company' s Common Stock, which rights shall expire on April 29, 1996 and be settled at the spread between (i) the average of the closing bid and asked price of the Company's Common Stock on the date settled and (ii) $4.50.

  4. Split-Dollar Arrangements. As provided in Article XII of the Split-Dollar Agreement, on the Payment Date Employee shall pay to the Company the Corporation's Interest in the Policy (as defined in the Split-Dollar Agreement and determined as of the close of business on January 26 to take into account the payment and posting of all premiums paid by the Company prior to the Payment Date) and receive from the Company a release of its interest in the Policy. From and after the Payment Date, Employee shall be the owner of the Policy, free and clear of any claims and interests of the Company, whether under the Split-Dollar Agreement, the Related Agreement or otherwise. Employee and the Company shall execute and deliver such documents as the issuer of the Policy shall require to effect the relinquishment of rights as aforesaid.

  5. Release by Employee. In consideration of the payments and reimbursements to be made hereunder by the Company (which Employee acknowledges as good and valuable consideration and which constitute, in whole or in part, monies or benefits to which Employee is not otherwise entitled under the Employment Agreement or otherwise), Employee, on behalf of himself and his heirs, legal representatives and assigns, hereby releases and forever discharges the Company, and its subsidiaries, divisions, units, successors, affiliates, shareholders, directors, officers, agents, employees and former employees (hereinafter the "Released Parties") of and from all actions, causes of action, claims, demands, compensatory. exemplary, statutory and punitive damages, costs, suits, debts, dues, sums of money, accounts, reckonings, bills, covenants, contracts, liens, controversies, agreements, promises, variances, trespasses, executions, liability and any all consequential damages whatsoever, in law or in equity, which Employee, individually, or in any representative capacity, had, now has or may have or shall have against the Released Parties by reason of any matter, fact, representation, cause or thing of any conceivable kind and character whatsoever, and which occurred up to the Effective Date, including specifically, but not by way of limitation, any and all claims of discrimination, wrongful discharge, breach of contract, fraud, promissory estoppel, misrepresentation, retaliation, all claims under or in connection with the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Handicappers, Civil Rights Act, the Michigan Workers Disability Compensation Act, The Americans with Disabilities Act, and any other Michigan and federal statutes and the common law of the State of Michigan and the United States, actions based on torts, public policy, defamation or injuries incurred on the job or incurred as a result of loss of employment, and any and all claims and demands of every conceivable kind based upon or in connection with or involving Employee's employment and the termination of such employment.

  6. Waiver. In further consideration, Employee, on behalf of himself, his heirs, legal representatives and assigns, hereby covenants with the Released Parties that he will not sue or proceed in any manner, whether at law or in equity, against any of them, for and account of any claim of any nature whatsoever, including but not limited to any claim for injuries or compensatory, exemplary, statutory or punitive damages as the result of the events arising out of or relating in any way to Employee's employment or the termination of such employment with the Company.

  7. Release by Company. For good and valuable consideration, the Company, and its subsidiaries, divisions, units, successors, affiliates, shareholders, directors, officers, agents, employees and former employees (hereinafter the "Releasees") hereby release and forever discharge Employee, his heirs and personal representatives (the "Released Parties") of and from all actions, causes of action, claims, demands, compensatory, exemplary, statutory and punitive damages, costs, suits, debts, dues, sums of money, accounts, reckonings, bills, covenants, contracts, liens, controversies, agreements, promises, variances, trespasses, executions, liability and any all consequential damages whatsoever, in law or in equity, which the Releasees, individually, or in any representative capacity, had, now have or may have or shall have against the Released Parties by reason of any matter, fact, representation, cause or thing of any conceivable kind and character whatsoever, and which occurred up to the Effective Date.

  8. Waiver. In further consideration, the Releasees covenant with the Released Parties that they will not sue or proceed in any manner, whether at law or in equity, against any of them, for and account of any claim of any nature whatsoever, including but not limited to any claim for injuries or compensatory, exemplary, statutory or punitive damages as the result of the events arising out of or relating in any way to Employee's employment or the termination of such employment with the Company.

  9. Indemnification. Nothing contained herein shall alter, amend or limit in any way Employee's right and entitlement as an officer, director and employee of the Company to be indemnified by the Company in accordance with, and subject to, the Certificate of Incorporation and Bylaws of the Company and the most recently dated Indemnification Agreement between Employee and the Company.

  10. Additional Agreements. Employee and the Company hereby make the following additional agreements:

    a. Throughout the Payment Period and continuing thereafter, Employee agrees to keep confidential all trade secrets, customer lists, business strategies, financial and marketing information, and other data concerning the private affairs of the Company or any of its affiliates made known to or developed by Employee during the course of his employment by the Company, or during the Payment Period (the "Confidential Information"), not to use any Confidential Information or supply Confidential Information to others other than in furtherance of the Company's business, and to return to the Company all copies, in whatever form, of all Confidential Information and other documents relating to the business of the Company or of any of its affiliates which may be in the possession or under the control of Employee. Further, Employee acknowledges and agrees that any intellectual property of any sort developed or invented by Employee while employed by the Company (or any at time during the Payment Period) whether or not during work hours, shall be and remain the sole and exclusive property of the Company, and Employee shall have no interest therein.

    b. Employee agrees that, during the Payment Period and for one (1) year thereafter, he will make no attempt whatsoever to induce or encourage any employee of the Company or any of its affiliates to leave such employment for employment with any other entity with which Employee is associated and which is engaged in any line of business which is competitive with the Company or any of its affiliates.

    c. From and after the Effective Date, neither Employee nor the Company shall make any public statements concerning the other, without the prior written consent of the other, and will make no statements which disparage or discredit the other, except as the Company shall be required to do to fulfill its disclosure obligations under applicable law. Employee shall have the right to review and comment on the draft press release announcing his resignation from the Company.

    d. Employee will make himself available, on reasonable advance notice and at reasonable times, to be interviewed by counsel to the Company and as a witness (by deposition or at trial) in connection with any suits or proceedings in which the Company is involved as of the Effective Date.

  11. Waiting and Revocation Periods. Employee expressly acknowledges that he has consulted an attorney of his choice and reviewed the terms of this Agreement with such counsel. Employee further acknowledges that he has had twenty-one (21) days with which to consider the terms of this Agreement and to review its terms and conditions with his attorney. Employee understands and agrees that this Agreement is revocable by either party for seven (7) days after its execution by both parties, and that this Agreement shall not become effective or enforceable until such period has expired. This
Agreement automatically becomes enforceable and effective on the 8th day after the date this Agreement is signed by the parties. This Agreement may be revoked by a writing sent certified mail by either party post-marked no later than the 7th day after the Agreement is signed by both parties (unless that day is a Sunday or a holiday, in which event the period is extended to a day there is mail service).

  12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all other agreements or understandings, including, but not limited to the Employment Agreement and the Retention Agreement. This Agreement cannot be altered or amended except in writing, which writing must be signed by Employee and the Chairman of the Company. In no event shall this Agreement be modified by any oral statements, agreements, commitments or understandings.

  13. Free Act and Deed. The Company and Employee acknowledge that they have reviewed this Agreement, understand its terms and execute this Agreement as their free act and deed. Employee further acknowledges that he has been afforded the opportunity to review this Agreement with counsel of his own choice and that he knowingly and voluntarily approves this Agreement.

14. Choice of Law and Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan applicable to contracts made and to be performed within such State. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall, in such event, be construed as if such invalid and/or unenforceable provision had never been contained herein.

  15. Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement or any claimed breach thereof shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association at its Southfield, Michigan offices. Judgment upon any award may be entered in any circuit court or other court having jurisdiction thereof, without notice to the opposite party or parties. Anything contained herein to the contrary notwithstanding, this agreement to arbitrate shall not be deemed to be a waiver of the Company' s right to secure equitable relief including injunction (whether as part of or separate from the arbitration proceeding) if and when otherwise appropriate.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THIS IS A RELEASE.  READ BEFORE SIGNING.

AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION

By /s/ Neil Diver
------------------------------------
Neil Diver
Its Chairman, on behalf of the Board

/s/ Joseph J. Miglore
------------------------------------
Joseph J. Miglore